SHAREHOLDERS JOINT VENTURE AGREEMENT
This Agreement is made on this the 11th day of March 2000 between:

1. Communications Ventures India Pvt. Ltd., a Company organized and existing under the laws of India and having its registered office at B-115, Sarvodya Enclave, New Delhi - 110 017, India (the "HOLDING COMPANY"):

2. and Fusion Telecommunications International Inc. a, corporation organized and existing under the laws of the State of Delaware, U.S.A and having its offices at 15 Exchange Place, Suite 530, Jersey City, NJ 07302, U.S.A. ("FUSION").

WHEREAS

     A. Estel Communication Private Limited, a Company organized and existing under the laws of India and having its registered office at B-115, Sarvodya Enclave, New Delhi - 110017 (the ESTEL") is a wholly owned and subsidiary of the HOLDING COMPANY.

     B. ESTEL has been granted by the Ministry of Communications Government of India, a licence No. 820-184/99-LR dated 9th June 1999 (the "Licence") to set up, establish and operate an ISP operation including Earth Stations and Gateways as set out in the Licence.

     C. FUSION is engaged, inter alia, in the business of provision of independent facilities based internet services including establishment and operation of earth stations and gateways.

     D. Parties have agreed to collaborate and to the participation of FUSION in ESTEL with a view to emerging as a competitive access and internet service provider in India.


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     E.  Pursuant to the  foregoing  the Parties wish to record their  agreement upon which ESTEL shall be managed and operated as a jointly owned company and the Parties relationship therein; and matters incidental thereto.

1    DEFINITIONS

1.1 As used in this Agreement the following terms shall have the respective meanings set forth below:

     (a) "Affiliate" of a Party shall mean a person which

          (i)  owns or controls a Party (directly or indirectly)

          (ii) which is owned or controlled by a Party (directly or indirectly)

     (b) "Acquisition Project" means acquisition of business undertaking owned by any Person and engaged in business similar to that which ESTEL is authorized to undertake pursuant hereto or which the parties may otherwise agree in writing.

     (c) "Audited Accounts" mean the auditors report and audited accounts of ESTEL for any financial year of ESTEL.

     (d) "Auditor' means such firm of Chartered Accountants as are appointed statutory auditors of ESTEL for the time being.

     (e)  "Board" means the board of Directors of ESTEL.

     (f) "Budget" means the annual operating budget of ESTEL as approved and/or modified from time to time by the Board.


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     (g)  "Control"  shall  mean the power to elect a  majority  of the Board of
          Directors (or governing body) of a person or the direct or indirect ownership of more than half in nominal value of its voting or equity share capital.

     (h) "Directors" means the directors of ESTEL for the time being and shall include their duly appointed alternates.

     (i)  "DOT" means Department of Telecommunications, Government of India.

     (j) "Encumbrance" means any mortgage, charge, lien, hypothecation, pledge, or any other security interest or encumbrance.

     (k) "Equity Capital" means the issued and paid up equity share capital of ESTEL.

     (l) "FIPB" means the Foreign Investment promotion Board of the Government of India ("GOI").

     (m) "Fair market Value" means in relation to any Shares of ESTEL, the fair market value thereof certified by the Independent Valuer (acting as expert and not arbitrator) on the following assumptions and basis:

          (i) that such Shares are the subject of an arm's length sale between a willing vendor under no compulsion to sell and a willing purchaser under no compulsion to buy, each with full knowledge of all relevant facts and on the footing that the control of ESTEL is with the vendor;

          (ii) that ESTEL shall at the time of such certification be carrying on business as a going concern and will continue to do so; and

         (iii) that the available shares are capable of transfer without restriction;


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               If any  difficulty  shall arise in applying any of the  foregoing assumptions or basis then such difficulty shall be resolved by the Independent Valuer in such manner as it may in its absolute discretion deem fit.

     (n)  "Shares" mean the equity shares in the Equity Capital of ESTEL

     (o) "System" shall mean ISP Network for the licence granted, as described in recital (B) above.

1.2  Construction of certain references

     Except as the context otherwise requires, references in this Agreement to:

     (i) any document on terms mutually agreed shall be to a document in writing in the terms agreed between the Parties thereto and signed by them or on their behalf by their duly authorised representatives;

     (ii) information means books, records or other information in any form including in writing on paper, electronically stored data, magnetic media, film and microfilm;

     (iii)"this Agreement" shall be to this Agreement as from time to time amended, modified or superseded and shall include its Schedules.

     (iv) a "Clause" or "Schedule" shall, unless otherwise stated, be to a Clause or (as the case may be) Schedule of this Agreement.

     (v)  a time of day shall be to Indian time;

     (vi) the words denoting singular shall include plural and vice versa, and words denoting natural persons shall include firms, partnerships, companies and other bodies corporate and entities (whether or not having a separate legal entity);


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    (vii) any   agreement,    consent,    approval,    authorisation,    notice,
          communication or information required under or pursuant to this Agreement from or by any Party to the other of them shall be valid and effectual only if it is in writing and under the hands of duly authorised representative of such Party and not otherwise; and

   (viii) any reference to a statute or statutory provision shall include such statute or provision as is from time to time modified or re-enacted or consolidated so far as such modification or re-enactment or consolidation applies or is capable of applying to any transaction entered into hereunder or pursuant hereto.

     (ix) Headings are for convenience of reference only and shall be ignored in the construction or interpretation of this Agreement.

2.   SUBSCRIPTION OF SHARES

2.1 At the date hereof the authorised share capital of ESTEL is Rs.1,00,000 divided into 10,000 shares of 10 Rupees each, of which the 20 Founder Shares have been subscribed as under:

         1. Mr. Raj Hajela              10 shares
         2. Mrs. Suman Hajela           10 shares



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     Upon closing each Party shall subscribe up to a maximum of number of shares in ESTEL in cash indicated in the table below so that the percentage shareholding in ESTEL upon such subscription is as indicated:-

             CAPITAL STRUCTURE FOR JOINT VENTURE - INVESTMENT AMOUNT

         Authorised Capital                                       Rs.60,000,000

         Paidup Capital                                           Rs.56,941,170

         Indian Holding Company        -    51%
         2,904,000 shares of Rs.10 each             Rs.29,040,000

o        Foreign Promoter (FUSION)     -    49%
         2,790,117 shares of Rs.10 each             Rs.27,901,170
         Share Premium (WILL GO TO GENERAL          Rs.88,258,830
         RESERVE ACCOUNT OF ESTEL )
                                                    -------------
         Fusion's Contribution                      Rs.116,160,000
                                                    =============
         Total Shareholder's Fund                                Rs.145,200,000

2.2 FUSION will give an interest free loan of US Dollar one million to ESTEL and the same will be converted into Equity Capital of ESTEL at a future date when the capital of the Company is enhanced and FUSION is called upto pay their 49% pro-rata contribution of Equity; this Clause 2.2 requires further approval of FUSION.

2.3 Each Party may seek third Party financing for its required capital contributions provided that the Party retains "control" of the financing vehicle. 2.4 ESTEL shall have an authorised Share Capital of Rs.60 millions and a fully paid up share capital of Rs.56,941,170.

3.   MEMORANDUM & ARTICLES OF ASSOCIATION OF ESTEL

     Memorandum & Articles of Association of the ESTEL is currently in the form shown in Appendix-2 and the Parties shall procure that the same be amended as soon as possible after the date hereof to reflect the terms and provisions of this Agreement to the extent permissible under applicable Indian law. In the event of any conflict between the terms of this Agreement and the memorandum & Articles of Association, then the terms of this Agreement shall prevail as between the Parties and be binding on them.

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4.      MANAGEMENT OF ESTEL

4.1 ESTEL shall be managed by a Board of Directors appointed in accordance with this Clause, read with Section 255 and 260 of the Companies Act. The Board shall be responsible for the overall policy and the conduct of the business, affairs and operations of ESTEL except to the extent that applicable law, the Articles and this Agreement allocate responsibility over any particular matter to any of its members or officers or otherwise. The Board shall be entitled to delegate any of its powers and functions to such of its committees or directors or to such officers of ESTEL as may be deemed appropriate by the Board but subject always to applicable laws and regulations, the Articles and this Agreement. The number of Directors including the Chairman shall not exceed 9 and shall not be less than 3.

4.2(a) HOLDING COMPANY shall be entitled to nominate the Chairman of the Board and in addition 3 (three) Directors for a total of four (4). FUSION shall be entitled to nominate four (4) Directors on the Board. No Party other than HOLDING COMPANY and FUSION shall be entitled to nominate the Directors on the Board unless their shareholding exceeds 15%. The Board shall be entitled to appoint Additional Directors in accordance with
        Section 260 of the Companies Act; provided that the respective votes of the Directors appointed by each Party shall be in the same percentages as that contemplated by the first sentence of this paragraph. Directors need not be citizens or residents of India.

(b) Unless otherwise mutually agreed by the Parties and so long as HOLDING COMANY and FUSION are Shareholders each together with its Affiliate and Investor Affiliates holding not less than 15% of the issued and paidup Equity Capital of ESTEL;

        (i) each of them, shall be entitled to appoint one non-retiring Director each with right to remove and replace or fill any vacancy howsoever caused in their office by a communication in writing to ESTEL;


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        (ii)    HOLDING COMANY and FUSION shall have the  representation  on the
                Board in equal proportion.

(c) In the event either of HOLDING COMPANY or FUSION ceasing to hold 15% or more of the issued and paidup Equity Capital of ESTEL, representation of HOLDING COMANY and FUSION on the Board shall, subject to provisions of Sub-Clause (d) below be in proportion to their respective share holding in the issued and paidup Equity Capital.

(d) For the purposes of this Agreement the Share holding of HOLDING COMANY or FUSION as the case may be shall mean the aggregate direct shareholding of HOLDING COMANY or FUSION, as the case may be together with the Share holding of its Affiliates and Investor Affiliate.

(e) In the event fractional entitlement under Sub-Clause (d) above if it is equal to or more than 0.5 (zero point five) it shall be rounded up to the nearest whole and if it is less than 0.5 (zero point five) it shall be rounded down to the nearest whole.

(f) The Chairman shall be ex-officio Chairman of general meetings of ESTEL in accordance with applicable provisions of the Act and the Articles of Association. At all Board meetings if the Chairman be present he shall preside, and in his absence the Managing Director shall be elected as Chairman for that meeting and shall preside and in the absence of the Managing Director, the Board may elect one of themselves to be the Chairman for that meeting.

4.3 Subject to the provision of Clause 5 all decisions of the Board shall be by majority vote.


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4.4     SENIOR MANAGEMENT

(a) HOLDING COMPANY shall be entitled to nominate the Managing Director of ESTEL (the "MD") who shall be the Chief Executive Officer of ESTEL and be delegated with such powers of day-to day running of ESTEL as the Board may from time to time specify. FUSION shall be entitled to nominate the Deputy Managing Director and the Chief Financial Officer of ESTEL, who may at the option of FUSION be residents of India. The terms of employment of all such appointees shall be determined by mutual agreement of the HOLDING COMPANY and FUSION.

(b) Senior Managers and other direct reports of the MD in ESTEL ("Senior Managers") shall be selected by the Executive Committee out of panel of names proposed by the MD (minimum three) for each position.

(c) The MD shall be delegated by the Board adequate power and authority to undertake, conduct and carryon the day to day management, business and affairs of ESTEL and shall report to and function subject to the supervision, direction and control of the Board. The Parties shall procure that the Board delegates appropriate powers to the MD to discharge his functions and duties.

(d) Senior Managers selected by the Executive Committee shall be appointed by the MD and shall report to him. MD shall assign to the Senior Managers their duties and functions.


4.5     The Secretary

(a) ESTEL shall have a Secretary as defined in the Companies Act. The Executive Committee shall select the Secretary and recommend him to the Board for appointment. The Board may appoint the person so recommended as Secretary, if found suitable by it.


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

(b) The responsibilities of the Secretary shall include compliances and filings in accordance with the Companies Act and maintenance of statutory records as required by the Companies Act.

(c) If any Party is not satisfied with the performance of the Secretary, it shall be entitled to require his removal. On such requisition the Parties shall cause their respective nominees on the Board to vote and remove the Secretary from his office. In the event of such removal, such person's replacement shall be appointed in accordance with the procedure set out herein.

4.6     Nominee Director

(a) The right of nomination conferred on a Party hereunder shall include the right to require the other Party to procure that the Board and ESTEL shall remove at any time and from time to time from office such person nominated by that Party as a Director and the right of that Party at any time and from time to time to determine the period during which such person shall hold the office of Director.

(b) Whenever a person ceases to be a Director or any vacancy shall occur in his office for any reason whatsoever, the Party who had nominated him shall be entitled to nominate forthwith another person for appointment as Director in the vacancy so caused. The Parties shall procure the appointment of such nominee as a Director.

4.7     Alternate Director

(a) Alternate Directors to be appointed for any nominee Director (the "Original Director") of each Party shall be persons proposed by such Party only and on such nomination the Parties shall cause their respective nominee Directors to vote for and cause the Board to appoint him as alternate Director for such Original Director. Such alternate Director shall be entitled while holding office as such to receive notices of meetings of the Board or any committee of the Board to which such Director has been appointed and to attend and vote as a Director at any such meetings of the Board or subject to provisions of Clause 4.10 at


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        any such  committee  at which the  Original  Director is not present and generally to exercise all the powers, rights, duties and authorities and to perform all functions of the Original Director.

4.8     Sitting Fees

        ESTEL may pay such sitting fees to Directors, not exceeding the maximum permissible under the Companies Act, as may be determined by the Board. In addition to or in substitution of the sitting fee Directors may be paid commission not exceeding the maximum permissible under the Companies Act. A Director shall in addition be entitled to receive such remuneration for services performed for ESTEL not exceeding the maximum permissible under the Companies Act.

4.9     Board Meetings and Resolutions

(a) The Board shall meet at such time or times and at such place or places as it may deem appropriate provided at least one meeting of the Board shall be held in each quarter.

(b) The Secretary shall as and when directed by the Chairman and/or the MD or any Director call a meeting of the Board. Any Director may also request the Chairman to call a meeting of the Board. Notice of every Board meeting whether first convened or adjourned shall be sent to each Director and his alternate so as to be received ordinarily not less than 7 (seven) days before the day such meeting is scheduled to take place unless such notice is waived.

(c) Except in emergent cases, (i) at least 7 (seven) days' written notice shall be given to all Directors for convening a Board meeting; and (ii) such notice shall be accompanied by an agenda of the matters to be discussed. In the event the Chairman, the MD or any Director (acting reasonably and in good faith) deems that circumstances exist which require a meeting to be convened at shorter notice, the Chairman on his own or at the request of such director direct the Secretary to call a meeting of the Board as aforesaid at shorter notice.


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(d)     Subject  to  the  provisions  of  the  Companies  Act  and  Clause  5, a resolution signed by a majority of the Directors for the time being shall be valid and effectual as if it is a resolution passed at a meeting of the Board of Directors duly convened and held. Any such resolution may be contained in a single document or may consist of several documents, all in like form. For the purposes of this Clause "in writing" and "signed" shall include approval by facsimile.

4.10    Executive Committee

(a) The Board shall constitute a 2 (two) member Executive Committee of the Board comprising of one nominee Director each of the HOLDING COMANY and FUSION. It is agreed that normally no alternate Director shall be permitted to participate in Executive Committee Meetings. However in unavoidable circumstances alternate Directors may be allowed to participate in place of original Directors with the consent of the Parties.

(b) The Chairman of the Executive Committee will be on annual rotation basis i.e. for first year HOLDING COMPANY nominee shall be the Chairman of the Executive Committee and for following year FUSION nominee shall be its Chairman and so on. Any member of the Executive Committee can request the Chairman of the Executive Committee to convene a meeting of Executive Committee and the Chairman of the Executive Committee shall promptly convene a meeting but not later than 7 (seven) business days of receipt of such request.

(c) The Executive Committee shall be generally responsible for, finalisation of business plans and annual budgets, review of operations, review of performance of personnel and HRD matters, approval of general meeting notices etc. It shall also be responsible for approval of appointment of the Secretary, Head (Operations), Head (Marketing) and of such by disciplines (by whatever name called) as the Parties may deem appropriate.


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(d)     All matters to be put up to the Board and  specified  in Clauses 5.2 and
        5.3 shall in the first instance be put up for consideration of the Executive Committee. The Executive Committee shall also act as a forum for inter-action and resolving all matters inter se between the Parties.

(e) All decisions of the Executive Committee shall be by unanimous vote. In the absence of unanimity in respect of any matter, the same shall be referred to the Board for its decision.

(f) The Chairman of the Executive Committee shall be entitled to invite such of the Senior Managers of ESTEL as he may determine.

4.11    Annual Budgets And Business Plans

        During each Financial Year, the Board shall adopt an annual Budget for the next Financial Year and a Business Plan for the succeeding two (2) Financial Years. Each such annual Budget and Business Plan shall be prepared under the direction and supervision of the MD and submitted to the Executive Committee for its consideration. upon the approval thereof by the Executive Committee or in the event of there being no unanimity at the Executive Committee in respect thereof, the same shall be submitted to the Board for its approval at least one (1) month prior to the end of each Financial Year.

4.12 ESTEL shall not, under any circumstances, purport to oblige director(s) of ESTEL to guarantee and/or indemnify any loan or other financial facility of ESTEL which ESTEL seeks to obtain.


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5.      DECISIONS OF ESTEL

5.1 The following decisions of ESTEL shall require an affirmative vote of shareholders holding not less than 75% equity in aggregate of the share capital of ESTEL at a meeting at which a quorum of shareholders representing at least 75% of the shares of ESTEL and representatives of HOLDING COMPANY and FUSION are present:-

         (a) Amendments to the Memorandum & Articles of Associations (including the issue of any new classes of shares or rights attaching to shares).

         (b)      Winding up or dissolution of ESTEL

         (c)      Merger or amalgamation or reorganisation of ESTEL

         (d) Any change in the authorised share capital of ESTEL or preferential issue of Shares to any party or person.

5.2 Without prejudice to the specific powers which may be delegated by the Board to the following decisions of ESTEL (the "Policy Matters") shall not be taken unless supported by an Affirmative vote of at least 1(one) nominee Director of HOLDING COMPANY and 1(one) nominee Director of
         FUSION:

         (i)      Any change or modification in the rights of the Shareholders;

         (ii) Any amendment to the Memorandum and/or Articles of Association of ESTEL;

         (iii)    Any increase in authorized or issued Share capital of ESTEL;


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         (iv)     Any  consolidation  of or  reduction  in the Share  capital of
                  ESTEL or creation of new classes of shares, whether voting or non-voting;

         (v) Any issue of debentures, bonds or other instrument convertible into equity Shares by ESTEL;

         (vi) Any proposal for placing of ESTEL in voluntary dissolution or winding up;

         (vii) Any proposal for amalgamation or merger of ESTEL with any other company;

         (viii) Any sale, lease or transfer of the whole or substantial part of the Undertaking or assets of ESTEL;

         (ix) the giving of any guarantee, indemnity or security in respect of the obligations of any third party other than for the business of ESTEL;

         (x) taking of any loan or other borrowing carrying right or option to convert whole or any part thereof or accrued interest thereon into shares of ESTEL or conversion of any debt or obligation of ESTEL into shares of ESTEL;

         (xi)     Any diversification or establishment of any subsidiary;

         (xii) Investments in shares or securities of or loans or guarantees to other firms, companies and bodies corporate and other entities excluding guarantees to Governmental authorities for tax/levy purposes or for the business of ESTEL;

         (xiii) the entering into of any profit sharing, share option or similar other scheme for the benefit of the officers or employees of ESTEL or any material variation of any such scheme;

         (xiv) Grant of any option over any shares in the share capital of ESTEL;

         (xv) Entering into of any Contract with a Party or Affiliate of a Party;


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

         (xvi) the entering into, termination or variation of any contract or arrangement (whether legally binding or not) by ESTEL with a Party or any company which is a Affiliate of any Party;

         (xvii) Agreements or material transactions between ESTEL and any Director or shareholder of ESTEL or an Affiliate of such shareholder or any service contracts with any Party or its Affiliate(s) for provision of any service or management support or consultancy to ESTEL;

         (xviii) Creation of any Encumbrance on the assets or Undertaking of ESTEL in favour of any person other than banks and financial institutions lending moneys for the business of ESTEL;

         (xix) any material change in the nature of ESTEL's business as carried on from time to time by ESTEL;

         (xx)     Change in the name of ESTEL;

         (xxi) Sale or any disposition surrender or licensing or acquisition (whether by purchase or licence) of any trade mark(s) or brand names(s).

         (xxii)   appointing any Committee of Directors for any purpose;

         (xxiii) Delegation by the Board of power to any Committee of the Board or to any person in respect of any matter falling within the scope of Clause 5.2.

         (xxiv) The making of appropriations out of profits including the distribution of dividends of ESTEL.


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


         (xxv) The acquisition by ESTEL of more than 20% of the share capital of any OTHER company.
                        ======

         (xxvi)   Entering into any joint venture or partnership by ESTEL.

         (xxvii) The providing of loan facilities or financial guarantees to other companies.

         (xxviii) Any material change in ESTEL's business.

         (xxix)   Induction of any new partner into ESTEL.

         (xxx) Any grant of any general increase in rates of pay or any increase in total compensation (including bonuses) or other remuneration to the Management staff of ESTEL .

5.3 no action or decision in respect of any of the following matters ("Special Matters") shall be valid and effective unless part of or contemplated by an annual Budget or Business Plan or approved by a resolution passed by the Board or any Committee thereof by majority of the entire Board or Committee.

         (i) entering into of any material contract (over a value of US$ 150,000 or equivalent sum Indian Rupees) outside the ordinary course of its business;

         (ii) the incurring of any material expenditure or liability of a capital or operating nature exceeding in aggregate US$_150,000 or equivalent sum in Indian Rupees outside the annual Budget (including for this purpose the acquisition of any asset under lease or hire purchase);

         (iii) Borrowings and creation of charge on the assets of ESTEL in favour of lenders;

         (iv) Any proposal to confess any judgment of a value in excess of US$_150,000 or equivalent sum in Indian Rupees against ESTEL;

         (v)      approval of transfer of shares.

         (vi) consenting to the assignment of, or the granting of options over any debentures or other securities (other shares in the capital) of ESTEL;

         (vii) any delegation by the Board of any of its powers to a committee of the Board or to any other person whatsoever save except as otherwise expressly provided in this Agreement;

         (viii)   Approval of annual budgets and business plans;

         (ix) commencement of any material (US$ 150,000 or equivalent sum in Indian Rupees) legal or arbitration proceedings (other than routine debt collection or claims of ESTEL against any vendor or purchaser of goods from ESTEL);

         (x)      remuneration and terms of employment of Senior Managers.

5.4 In the event that any resolution proposed at a meeting of the Board or any Committee thereof is not passed as a result of the operation of the provisions of Clause 5.2, the matter shall be referred to ESTEL in general meting and if passed as a special resolution, the same shall be binding and effective notwithstanding anything to the contrary contained herein.

5.5      Resolution by Circulation

         Except as otherwise required by this Agreement, the Articles, or the Companies Act, all resolutions and decisions of Directors shall be by vote of a majority of the Directors at a duly convened meeting may also be taken by a resolution by circulation signed by all or a majority of the Directors. Subject to the provisions of Clause 5.4, Policy Matters set forth in Clause 5.2 above can be approved only by the Board with the affirmative vote of at least one nominee Director each of HOLDING COMANY and FUSION. No Director shall have a second or a casting vote.

6. Any Party may if it so desires waive in part or in whole its right to nominate a Director on the Board and the Board shall be deemed to be properly constituted notwithstanding such non-nominations.

7. No business shall be transacted at any Board meeting unless a quorum is present at the meeting. In the first instance the quorum for meetings of the Board shall be at least one third of the Board including at least one Director each nominated by the Parties hereto. A Director represented by his alternate shall be deemed to be present for the purpose of determining quorum. If within half an hour from the time appointed for a meeting a quorum as aforesaid is not present, the meeting shall stand adjourned to the same day in the next week at the same time and place or to such other later day and at such other time and place as the Directors may determine. If at such adjourned meeting also, a quorum is not present, the meeting shall stand adjourned for further half an hour and if the quorum as aforesaid is still not present but the Directors present are at least one third of the Board, they shall constitute a quorum Provided however, no matter referred to in Clause 5.2 shall be considered at such adjourned meeting and the business at such adjourned meeting shall be confined only to the remaining items as specified in the agenda for such meeting and no matter not forming part of the agenda circulated for the meeting shall be considered at such adjourned Board meeting.

8.       ISSUE OF SHARE CAPITAL / FINANCING

8.1 In the event of any issue of share capital consequent upon an increase of the authorised share capital of ESTEL the Board of Directors shall notify HOLDING COMPANY and FUSION in writing and they shall have the right to subscribe to the new shares in the proportion of their respective shareholdings in ESTEL provided however that if one Parties not exercise its right to subscribe for further share capital then the other Party will have the right to subscribe for the shortfall in accordance with Clause 8.3 below.

8.2.     Rights Issue

         Subject to the provisions of Clause 8.3:

         8.2.1 In case of a Rights Issue of Shares ("Rights Issue") in accordance with this Agreement, ESTEL shall offer Shares in Rights Issue (the "Rights Shares") to the existing shareholders in proportion to their existing share holding in ESTEL. A Party shall be entitled to subscribe either itself to its entitlement of such Rights shares or to renounce in favor of its affiliates or Investor Affiliate as defined hereinafter (who agree to be bound in writing by the terms of this Agreement) or to any of the other Parties to subscribe to its entitlement of such Rights Shares.

         8.2.2 If a Party desires to get its entitlement of Rights Shares (the "non-subscribing party") funded, it may renounce in favor of any Banks, mutual funds and any other financiers (the "Investor Affiliate") to subscribe to its entitlement of Rights Shares (the "Loan Shares") provided (i) such Investor Affiliate and the Non-Subscribing Party shall have entered into a firm buy-back agreement whereby the Investor Affiliate(s) has agreed to sell and the Non-Subscribing Party has agreed to buy back such Loan Shares within a period not exceeding 3 (three) years from the date of allotment of the
                  Loan Shares to such Investor Affiliate(s) by ESTEL (ii) the Investor Affiliate(s) shall have executed a Deed of Adherence in the form at Schedule "one" and (iii) the Investor Affiliate(s) shall not be entitled to transfer, assign, sell or otherwise encumber or dispose off or transfer such Loan Shares in any manner whatsoever during the said 3 (three) year period without giving to the other Parties the right of first refusal in accordance with Clause 10 below. During the said 3 (three) year period for so long as the Investor Affiliate(s) holds the Loan Shares, for the purposes of determining the rights of the Non-Subscribing Party under this Agreement, the aggregate of the Shareholding of such Non-Subscribing Party and Investor Affiliate(s) shall be deemed to be the Share holding of such Non-Subscribing Party.

         8.2.3 Should the Non-Subscribing Party fail to acquire the Loan Shares within the 3 (three) year period referred to in Clause
                  1.2 above, unless otherwise mutually agreed between the Parties, the Investor Affiliate(s) shall be entitled to retain such Loan Shares in its own right but subject always to the provisions of this Agreement including Clause 8.4 below, and in such an event the Agreed Proportion shall be adjusted by deduction of the Loan Shares so retained or sold to a person other than the Non-Subscribing Party, and the rights of the parties under this Agreement shall be adjusted accordingly.

8.3 Subscription to Additional Shares in Rights Issue. Notwithstanding anything to the contrary contained in Clause 8.2 above if any of the Parties shall fail to subscribe and pay or cause their Investor Affiliate or Affiliates to subscribe and pay for any of the Rights Shares offered to it in accordance with this Agreement (the "Rejected Shares") within such period not being less than 60 (sixty) days from the date of offer of Rights Shares by ESTEL as the Board may determine, the following shall apply to the disposal of such Rejected Shares:

         8.3.1 The Board shall offer the Rejected Shares to all the other Shareholders (the "Other Shareholders") in proportion to their respective Shareholding in ESTEL and such Shareholders shall be entitled to subscribe to such Rejected Shares themselves, or if such Shareholder is a Party to this Agreement, to cause its Affiliates and Investor Affiliate(s), nominated in this behalf by it and who agree(s) in writing to be bound by the terms of this Agreement, to subscribe to the same within the period prescribed in this behalf by the Board.

         8.3.2    The Other  Shareholders  receiving an offer pursuant to Clause
                  8.3.1 above shall be entitled to apply for issue and allotment of additional shares i.e. for more Shares than the number of Shares it is entitled in a Rights Issue on the basis of its existing Share holding. In case of any Rejected Shares being available after issue and allotment to the Other Shareholders in proportion to their respective Share holding in ESTEL as on the date of offer of Rejected Shares to them (the "Surplus Shares"), such Surplus Shares shall be issued and allotted to such of the Other Shareholders who had applied for additional Shares in proportion to their existing Share holding as on the date of offer pursuant to Clause 8.3.1.

         8.3.3 Any Rejected Shares, not accepted by any Share holders and/or their respective Investor Affiliate and/or Affiliates, may be offered by the Board to any third party or parties on terms no more favorable than those offered to the other Shareholders or, in the alternative, the Board may in its discretion decide to seek listing of Shares of ESTEL on one or more Stock exchanges in India and/or abroad. In such an event the provisions of Clause 8B shall apply.

         8.3.4 For the purposes of Clauses 8.2,8.3 and 8.4 any offer to the Shareholders to subscribe to any Shares must be made in writing by the Board. Any Party or its Investor Affiliate(s) and/or Affiliates, nominated in this behalf by such Party, wishing to accept such offer from the Board must do so by giving notice in writing and which notice must be received by the Board no later than 30 (thirty) days after the date the offer was made by the Board.

8.4 Additional Issue in Agreed Proportions. Unless otherwise agreed by the Parties in writing, any additional issue of Shares by ESTEL in its Equity Capital (other than a Rights Issue) shall be offered and issued to the Parties in proportion to their shareholding (the "Agreed Proportions").

8A.      Acquisitions

8A.1     Acquisition Funding and Shareholder Loan Ratios

8A.1.1 Any Shareholder loans by any Party to ESTEL will, except for loans by FUSION alone in respect of Acquisition Project in cases where HOLDING COMANY elects not to invest and FUSION has lent to ESTEL such loan, rank pari-passu with the equity in the event of insolvency of ESTEL; provided that FUSION loans have a higher priority than the equity in the event of insolvency of ESTEL. In case of Shareholder loans by FUSION alone in respect of any Acquisition Projects, repayment of such FUSION loan and interest and other outgoings in respect thereof shall be by ESTEL alone and HOLDING COMANY or other Shareholders shall have no liability or obligation in respect thereof.

8A.1.2 In case of any opportunity for acquisitions of any Acquisition Project the provisions of Clause 8A.4 shall apply. Upon the Board deciding to proceed with any Acquisition Project, the Board shall determine the investment amount for such acquisition (the "Investment Amount"). For this purpose, unless HOLDING COMANY electing not to participate in any particular Acquisition Project, investments and specifically designated loans will be made to ESTEL by FUSION and HOLDING COMANY in the ratio of their respective Shareholding. In the event of ESTEL proceeding with a Acquisition Project and HOLDING COMANY electing not to invest in a particular Acquisition Project, FUSION and the HOLDING COMANY will be entitled to invest and provide Shareholder Loans bearing interest at the rates not exceeding the State Bank of India Prime Lending Rate then prevailing in India. In the event of HOLDING COMANY not investing in the Shares issued for funding any Acquisition Project, the provisions of Clauses 8.2 and 8.3 shall apply.

8A.2 Except as may otherwise expressly provided in this Agreement, no Shareholder shall be obliged to subscribe for additional Shares or provide Shareholder Loans to ESTEL in excess of the Investment Amount.

8A.3 The Parties acknowledge that it is neither necessary nor incumbent upon them to agree on participation in any Acquisition project.

8A.4 The following shall apply for participation of the parties in any Acquisition Project:

         (i) Whichever Party has identified any Acquisition Project, it shall submit details of such Acquisition Project together with the amount of investment estimated to be required to be made by ESTEL for its participation in the Acquisition Project and shall furnish to the other parties all such reasonable clarifications as it may require;

         (ii) The Parties shall within 60 days of the receipt of the details/information pursuant to sub-paragraph (i) above, communicate to ESTEL and to each other about their intent to participate in the Acquisition Project.

         (iii) If all the Parties decide to participate in Acquisition Project, the Board shall determine and approve the Investment Amount, and Parties shall invest in Share capital and if required provide the Shareholders Loans to ESTEL for such acquisition in agreed proportions.

         (iv) If any of the Parties decide not to participate in and invest in any Acquisition Project and the other parties decide to participate and invest in such Acquisition Project, the funding for the investment by ESTEL in such Acquisition Project shall be provided by such parties to ESTEL through additional investment in Shares and provision of Shareholder Loans and in such an event Parties not participating in such Acquisition Project may be diluted to the extent of non subscription by it.

8A.5 Parties agree to contribute the Investment Amount for the Acquisition Project(s) through ESTEL if they have agreed for participation, in the agreed proportions.


8A.6 To the extent that raising any debt determined to be necessary for funding any investment by ESTEL in any Acquisition Project, which the Parties have agreed to fund or FUSION alone is funding, as the case may be, requires guarantees of or other security from the Shareholders, the same shall severally provided by the Parties where all of them are participating, and by FUSION only in case of Acquisition Project where FUSION alone is participating, as the case may be. Prior to approving or authorizing any debt or equity financing by ESTEL shall provide to the Shareholders with all relevant documentation in respect of such financing so that each of them may approve of the terms thereof.

8B.      Listing of Shares on Stock Exchanges

8B.1     Circumstances for Listing
         In the event of

         8B.1.1 the Parties agreeing and the Board deciding in accordance with the provisions of Clause 8.3 to seek listing of the shares on one or more Stock Exchanges in India or listing abroad.

         the provisions of Clause 8B.2 shall apply.

8B.2     Effect of decision to List the Shares In the event:

         8B.2.1 The Parties mutually agree to seek listing of Shares for any reason other than those setforth in Clauses 8B.1.2, and 8B.1.3, the Parties shall cause ESTEL to issue and offer such number of additional shares as may be necessary to list the Shares of ESTEL on one or more Stock Exchanges in India and/or abroad in accordance with applicable laws and regulations and to make public offer thereof for subscription at Fair Market value determined by a Independent Valuer selected jointly by HOLDING COMANY and FUSION.

         8B.2.2 In the event of the Shares being required to be listed for the reason setforth in Clause 8B.1.2 above, the Shares held by the Selling Member not being less than the minimum number required for securing listing on a Stock Exchange shall be offered by such Selling Member to public for sale at such value as the Selling Member may determine.

         8B.2.3 In the event of the Shares being required by the Board to be listed for the reason setforth in Clause 8B.1.3, the Board shall offer the Shares available pursuant to Clause 8.3 above for subscription to public provided the number of Shares so available are sufficient to meet the minimum number required under applicable laws and regulation to secure listing of the Shares on one or more Stock Exchanges in India and/or abroad.

         8B.2.4 The Board shall determine the Stock Exchange or Exchanges on which shall seek listing of its shares and shall offer the shares, required to be offered for securing such listing, to public through prospectus in accordance with the procedure prescribed, and the applicable laws and regulations, for cash at par or such premium as the Board may in its sole discretion determine save and except in case of offer for the reason setforth in Clause 8B.1.2 above, in which case, subject to applicable regulations, the offer price shall be as determined by the Selling Party.

         8B.2.5 Costs of all public offer of Shares pursuant to this Clause 8B.2 shall be met and be borne by ESTEL

8B.3     Book Building for Listing

         For the purposes of seeking listing of Shares of ESTEL on one or more Stock Exchange(s) pursuant to this Agreement, the Parties agree to cause (subject to it being feasible under applicable regulations) the Board and ESTEL to undertake the same through book building process in accordance with the applicable regulations and to seek listing of Shares through such book building process not later than 3 (three) months from the date the Board determines or the parties agree or a Party requires listing, as the case may be, in accordance with the provisions of this Agreement.

8B.4     Amendment to the Articles for Listing

         The Parties agree and covenant that in the event of shares of ESTEL being required to be listed in one or more Stock Exchanges pursuant to any provision of this Agreement, the Parties shall cause ESTEL to amend its Articles to the extent necessary and required to permit listing of the shares of ESTEL and to facilitate offer of Shares to public for the said purpose. Parties agree to do all such acts, deeds and things as may be necessary or required or incidental to secure listing of shares of ESTEL on one or more Stock Exchanges in India and/or abroad including for offer of shares to public for the purpose.

9.       NON-COMPETITION

9.1 Each Party undertakes that so long as this agreement subsists they will not enter into any business directly competing with the business of ESTEL.

9.2 HAJELA is trying to develop a project for Domestic Long Distance High Speed Digital Optical Fibre Backbone and over a period of time may develop other Telecommunication Service Projects. During the period that FUSION or its designee continues to hold at least 25% shareholding in ESTEL HAJELA shall offer FUSION a right of first refusal with respect to such license or telecommunications opportunity in India on mutually agreed terms.

10.      TRANSFER OF SHARES

10.1(a) No Party shall nor permit its Affiliates and Investor Affiliate to sell, transfer, assign, gift or otherwise dispose of its shareholding in ESTEL except in accordance with the provisions of this clause 10 or as may otherwise be expressly provided elsewhere in this Agreement.

    (b) A party and its Affiliate and Investor Affiliates may assign, or create any Encumbrance on all or any of the Shares held by it/them in favor of any financial institution or other lenders (the "Encumbrance Holder") provided it is a term of such Encumbrance that the

         Encumbrance Holder thereof shall be bound by the terms of this Agreement and in the event of any sale of any of the Shares which are subject to any Encumbrance (the "Encumbered Shares") by such encumbrance Holder, the same shall be deemed to be a sale by the Party or its Affiliate or Investor Affiliate, as the case may be, who has created such Encumbrance and shall always be subject to the right of first refusal of the Remaining party under and in accordance with Clauses 6.3 and 6.4.

    (c) Parties covenant that they shall abide by the provisions of this Agreement and agree and undertake that they shall cause ESTEL to not register any transfer of Shares in contravention of any provision of this Agreement.

10.2     Right of First Refusal.

         subject to Clause 10.4 below, in the event of any Party or their respective Investor Affiliate(s) or Affiliates holding Shares in the Equity Capital desiring to sell or dispose of its/their share holding in ESTEL, it shall give to the other of them the right of first refusal in the manner as provided in Clause 10.3 hereinafter. If on account of applicable laws or regulations any Party or its Affiliate are unable to acquire shares so offered to it, such Party will be entitled to designate a person of its choice to whom the shares in whole or in part shall be transferred.

10.3     procedure for Exercise of Right of First Refusal.

         (a) Subject to Clauses 10.1(b) and 10.4 neither FUSION and/or its Investor Affiliate and/or Affiliates nor HOLDING COMANY and/or its Affiliates and/or Investor Affiliate (the "Selling Member") shall sell, transfer, gift, or otherwise dispose of in any way or manner any of its Shares until (i) it has delivered to ESTEL and to the other of them (the "Remaining Parties") an irrevocable written offer to sell all or part of its share holding (the "offer") in ESTEL ("Sale Shares") at a price (the "Offer Price") stated in the offer and (ii) the Remaining Parties shall have failed to accept the offer for all of the Sale Shares within 90 (ninety) days after the receipt of the offer. The Remaining Parties or such of them as accept the offer as the case may be, (the "Remaining Party") shall convey its acceptance, if any, to the Selling Member within 90 (ninety) days of receipt of the offer by it. If the Remaining Party accepts the offer but does not agree to the Offer Price and the Selling Member and the Remaining Party are unable to mutually agree on the sale price within 60 (sixty) days of the date of acceptance of the Offer by the Remaining Party, the Selling Member shall be obliged to sell all the Sale shares to a third Party selected by the Remaining Party at the Offer Price and if the Remaining Party shall fail to procure any third party to purchase the Sale Shares within 30 (thirty) days of its failure to accept the Offer Price or to mutually agree on the sale price with the Selling member, which ever is later, the Selling Member shall be entitled to sell the Sale Shares (i) to any third party at price and on terms not more favorable than those setforth in the offer, or (ii) in its discretion, sell on a Stock Exchange in India or abroad the Sale Shares together with such further Shares from its Share holding in ESTEL as is necessary or required to secure listing of ESTEL's Shares on Stock Exchange(s) in India or abroad or such additional Shares from its Share holding as the Selling Member may deem appropriate. If the Selling Member shall fail to sell the Sale Shares to a third party within 90 days of the Remaining Party's failure to procure any third party to purchase the Sale Shares, the Selling Member shall not be entitled to sell the Sale Shares to any third party without first offering the Sale Shares again to the Remaining Member and following the procedure seforth in this clause 10.3(a). In the event of the Selling Member deciding to sell the Sale Shares on the Stock Exchange as setforth in the immediately preceding sentence, the parties shall cause ESTEL to do all such acts, deeds and things as are necessary under applicable regulations including amendments to the articles to enable such sale on the Stock Exchange(s) and the listing of the Shares thereon. In case both the Remaining Parties shall accept the Offer, they shall entitled to purchase the Sale Shares in proportion to their Existing Shareholding and to exercise the rights conferred by this Clause 10.3 in respect of such Sales Shares to which they are entitled, provided however if one of the Remaining parties accepts the offer but does not agree on the Offer Price and the other of them accepts the Offer Price, then in that event the Sale Shares to which the Remaining Party accepting the Offer but not accepting the Offer Price is entitled shall be offered to the Remaining Party which has accepted the Offer Price, notwithstanding anything to the contrary contained hereinabove.

          (b) In the event of Selling Member exercising pursuant to sub-clause (a) above the option to sell the whole or any part of its Share holding on Stock Exchange and provided the Shares proposed to be offered for sale to public by the Selling Member are sufficient in number to secure listing of ESTEL's Shares on Stock Exchange(s), the provisions of clause 5 shall apply.

         (c) Parties shall cause ESTEL to take all procedural steps necessary for making such sale by public offer on Stock Exchange(s) pursuant to and in accordance with Clause 10.3(a) read with Clause 5 expeditiously.

         (d) On acceptance of the Offer, within 60 days thereof the sale and purchase of the Sale Shares shall take place (the "Completion"). At the Completion the Remaining Party shall pay or cause the person or persons nominated by it to purchase and pay the Offer Price for the Sale Shares in full in cash against delivery of the Sale Shares together with such number of duly executed share transfer deeds (with name of the Transferee left blank) as the Remaining Member or its such nominee may require.

         (e) if the transfer of the Sale Shares requires any consent or approval or notice, the period prescribed for Closing under sub-clause (d) above shall be extended to the earlier of (i) the date when the requisite consents/approvals are obtained and/or expiry of the notice period, or (ii) the end of the 3 (three) calendar months immediately following the month in which the Remaining Member conveyed its irrevocable written acceptance of the offer in accordance with sub-clause (a) above. If within the said 3 (three) month period described in the immediately preceding sentence the Selling Member or the Remaining Member, as the case may be, is unable to obtain any requisite consent/approval for transfer or purchase of the Sale Shares and provided notice period, if any, prescribed under any applicable regulations has expired, the Selling Member's irrevocable written offer to sell the Sale Shares shall, unless extended by mutual agreement of the Parties, be deemed to have expired and the Selling Member shall not be entitled to transfer the Shares to any person except by again making an irrevocable written offer under and in accordance with sub-clause (a) above.

10.4     Consequences of Sale Shares in contravention of the Agreement.

         If any person purports to acquire any of the Shares, or any interest therein, in a manner not specifically permitted by this Agreement (the "Default Shares"), whether by operation of law or by voluntary act or otherwise, the Remaining Party or any person(s) nominated by the Remaining Party shall have the right, but not the obligation, to purchase any or all of the Default Shares purported to have been thus acquired, at lower of (i) the Fair Market Value minus 20% thereof, or
         (ii) the apparent consideration paid therefor, However, the failure of the Remaining Party to purchase the Default Shares at lower of the Fair Market Value minus 20% thereof or the apparent consideration paid therefor shall not be deemed or construed to validate the purported transfer of the Default Shares in violation of this Agreement, which purported transfer shall be null and void. As used in this Clause 10.4, "Fair Market Value" shall mean fair value of Shares in question determined by an Independent Valuer selected by the Board. Fair Market Value so determined shall be final, conclusive, and binding on ESTEL, the Parties and the person(s) purporting to have acquired the Default Shares in violation of this Agreement, and their respective successors in interest.

10.5     Transfer to Affiliate etc.

         Provisions of Clauses 10.1,10.2,10.3 and 10.4 above shall not apply to any transfer of Shares inter-se between a Party and its Affiliate and/or Investor Affiliates or inter se between its Affiliate and/or between Investor Affiliates and Affiliate who have agreed to be bound by the terms of this Agreement and the same shall not be subject to the right of preemption and first refusal contained therein and no such transfer shall be deemed to be nor shall it constitute a breach of this Agreement. Notwithstanding anything in Clause 10 above the Parties shall have the right to transfer its shares to a company which is majority controlled by such Party ("Controlled Transferee") subject to the prior written consent of the other Party. Such consent shall not be unreasonably withheld subject to the conditions that prior to any such transfer the controlled Transferee shall agree to be bound by the provisions of this agreement and the Controlled Transferee and the Original Party shall enter into a covenant with ESTEL and the other Parties under which the shares in ESTEL held by the Controlled Transferee shall automatically by re-transferred to the Original Party if the Controlled Transferee ceases to be majority controlled by the Original Party.

10.6     Consequences of Sales of Affiliate etc. holding Shares

         Notwithstanding anything to the contrary contained in this Agreement a party shall, before transferring to any third party its Share holding or control in an Affiliate holding any Shares, cause such Affiliate to transfer or otherwise assign its right, title and interest in the shares to itself or to any other Affiliate who agrees in writing to be bound by the terms of this Agreement. In the event of a Party transferring to any third party its share holding or control in such Affiliate in contravention of this clause 10.6 and such contravention is not remedied by such defaulting Party within 30 days of the date of receipt of notice in this behalf from any of the other parties, the provision of Clause 10.4 shall apply to the shares of ESTEL held by such Affiliate.

10.7 Where FUSION exercises its rights pursuant to this clause, the payment for and transfer of shares in ESTEL shall be made only after all necessary Government approvals are obtained and HOLDING COMPANY will render all necessary assistance required for obtaining such approvals. No transfer of shares in ESTEL by any Party shall take place unless proper procedure as per investment approval procedure or under the Licence has been fully complied with. Subject to this, the full payment must be made within 30 days of receipt of the aforesaid approvals (unless the Parties agree otherwise).

10.8 No Party shall acquire through market purchases (whether directly or indirectly through a company controlled by such Party) any shares in ESTEL which may be listed in the Stock Exchange.

10.9 Notwithstanding the mutual right of disinvestment defined here above, in the event of HOLDING COMPANY wishing to disinvest, FUSION together with HOLDING COMPANY may jointly find a buyer(s) or go public for the entire shareholding of the two partners.

10.10 All the provisions regarding transfer of shares will subject to applicable law and regulations continue to be applicable in the event of ESTEL becoming a public company quoted on the stock exchanges

11.      ARMS LENGTH TRANSACTIONS

11.1 It is the intention of the Parties that they shall have a preferential opportunity to enter into contracts with ESTEL to provide services or material including expert and technical advice, in connection with the deployment and operation of the business in accordance with ESTEL's needs. Notwithstanding anything to the contrary in this Agreement all contracts between ESTEL and the Parties and their Affiliates shall be conducted on an arms length basis on normal commercial terms and prices.

11.2 The Parties acknowledge that their respective rights in ESTEL shall be regulated by this Agreement and the Articles and agree and undertake to be bound by and comply with the provisions of this Agreement and the Articles. The Parties shall procure that ESTEL acts in accordance with this Agreement and the Articles and that the business of ESTEL is confined to the Business in accordance with the Business Plans and Budgets.

11.3 The Parties shall at all times respectively endeavor to the best of their ability to promote the Business of ESTEL.

11.4 The Business of ESTEL shall at all times be conducted independently from the business of the Parties, but subject thereto ESTEL may in its discretion transact business with any of the Parties, including the purchase of goods and/or provision of services supplied by any of the Parties provided such goods or services are supplied on terms mutually agreed between the HOLDING COMPANY and FUSION and are competitive.

11.5 Except as Parties may otherwise agree in writing or save as otherwise provided or contemplated in this Agreement or in the Business Plan and/or Budget, Parties shall exercise their rights and powers in relation to ESTEL so as to ensure and procure that:

         (a) ESTEL carries on and conducts its Business and affairs in a proper and efficient manner and for its own benefit and in accordance with the Business Plan and Budget;

         (b) save as may be agreed between the HOLDING COMPANY and FUSION, shall not enter into any agreement or arrangement with any Party or its Affiliate restricting its competitive freedom to take goods and services by such means and from such persons and on such terms as it may think fit;

         (c) the Business of ESTEL shall be carried on pursuant to policies laid down from time to time by the Board;

         (d) ESTEL shall maintain adequate insurance against all risks usually insured against by companies carrying on same or similar business and (without prejudice to the generality of the foregoing) for the full replacement or reinstatement value of all its assets of an insurable value;

         (e) ESTEL shall keep proper books of account and therein make true and fair entries of all its dealings and transactions of and in relation to its business so as to give true and fair view of the business and affairs of ESTEL;

         (f) ESTEL shall adopt such accounting policies consistent with the Companies Act as may from time to time be generally acceptable in India;

         (g) ESTEL will provide to the Parties or to their respective designated nominees on the Board within 4 weeks after the end of each month with unaudited management accounts for such month, and such other data and information regarding its business and operations as may reasonably be requested by them;

         (h) ESTEL shall prepare such accounts in respect of each accounting reference period and Financial year as are required by statute and applicable regulations and procure that such accounts are audited as soon as practicable and in any event not later than the period permitted under the relevant statute; and

         (i) ESTEL will use its best endeavors to maintain in force and effect the Operating Licences and such other approvals, consents or licenses as may be required for carrying on its business.

11.6 Furnishing of Financial Guarantees to DOT. The Parties agree to provide to ESTEL all information and documentation reasonably necessary for the preparation and submission of applications as required to the DOT for grant of such other and further licences as ESTEL may require for its business. Parties agree that if ESTEL is required to provide to the DOT or any other GOI agency for grant of such licenses any financial or bank guarantees, they shall endeavour that ESTEL provides the same from its own resources provided however if ESTEL be not in a position to provide the same, the Parties shall provide to ESTEL guarantees of payment to the extent of each Party's proportionate economic interest in ESTEL so as to enable it to provide the required financial or bank guarantees to DOT.

12.      CO-OPERATION & AGREEMENTS WITH SHAREHOLDERS

12.1 Each of the Parties agree with to co-operate and exercise their rights and do everything within their powers, including giving directions to their appointed Directors and voting at general meetings of ESTEL to procure that full effect to the spirit and intent of this Agreement is given and to co-operate with each other to develop and promote the business, of ESTEL.

12.2 Unless otherwise agreed to by HOLDING COMPANY and FUSION in writing in each instance, HOLDING COMPANY and FUSION respectively shall not be obliged to contribute any additional equity or provide any loan or credit facility in ESTEL. If any additional capital is required HOLDING COMPANY and FUSION will mutually decide to invite Additional Partner(s) in terms of the provision of clause 5.2 (k) of this agreement.

12.3 The Parties agree that ESTEL's books and records shall be maintained as per accounting standard prescribed under Indian Laws. Such accounts shall also separately be reconciled to Generally Accepted Accounting Principles in the United States and the Regulations of the U.S.
         Securities and Exchange Commission to the extent consistent with applicable Indian laws.

12.4 The auditors ESTEL shall be Price Waterhouse Coopers or, Deloitte & Touche (or another internationally recognized auditing firm mutually agreed by HOLDING COMPANY and FUSION), and an Indian audit firm, recommended by HOLDING COMPANY, will also be taken as the co-auditors of the Joint Venture.

13.      CONFIDENTIALITY

13.1     The  Parties  agree that all  information,  data and  material  whether relating to the financial, technical, marketing or other matters disclosed by any Party to any other Party ("Confidential information") whether pursuant to this Agreement or otherwise is confidential. Such information, data or other material shall not be utilised for any purpose save for which it was disclosed except with prior written consent of the disclosing Party and after complying with such conditions as the disclosing Party may require in relation thereto.

13.2 The Parties shall keep the existence and contents of this Agreement confidential except to their employees, directors and professional advisors and those of their and those of their Affiliates and Investor Affiliate who have a need to know or except as may be necessary to select and secure the participation of other Parties, to professional advisors or for performance or exercise of any of their obligations or rights hereunder or for enforcement of this Agreement or as may otherwise be required by law.

13.3 Each Party shall ensure that its employees and all other persons involved in the application shall comply with the confidentiality obligations contained in this clause.

13.4 The confidentiality obligations contained in this clause will survive termination of this agreement.

13.5 Notwithstanding anything to the contrary, this clause shall not apply to information:-

         (a) Which is in the public domain or becomes public knowledge without the default of the receiving Party; or
         (b) Was already known by the receiving Party prior to the date of its receipt from the disclosing Party; or
         (c) Is obtained by the receiving Party from a bonafide third Party having free right of disposal of such information.

13.6 A Director shall be entitled to inform the Party appointing him of all matters concerning ESTEL affairs. Each Director and each Party receiving confidential or proprietary information regarding the affairs of ESTEL, or any other shareholders, undertakes to keep such information confidential and shall not use or disclose any confidential information belonging to ESTEL to another shareholder or person for any unauthorised purpose and shall take all reasonable precautions for the safe custody of such confidential information for so long as it shall remain confidential or proprietary.

14.      TERMINATION AND REMEDIES FOR BREACH

14.1     This agreement may be terminated

         (a)      If so agreed in writing by all of the Parties hereto; or

         (b)      by a Party hereto if the other party (the "Defaulting Party"):

                  (i) shall fail to observe or perform or is in breach of any of its material obligations under this agreement, and fails to remedy the same within 60 days of receipt of written notification in respect thereof from the non-defaulting Party; or

                  (ii) is ordered to be wound-up or files for composition with its creditors or seeks its dissolution or windingup, other than for merger or amalgamation.

14.2     Upon  termination of this  Agreement or in accordance  with Clause 14.1
         (b) the  following  shall  apply:-

         (a) The defaulting Party shall be liable to compensate ESTEL and the non-defaulting Parties for any and all damage incurred by them as a result of such default and/or such termination. The defaulting Party shall not be entitled to dispose of its shares save as in accordance with the provision of this agreement.

         (b) Notwithstanding such termination of this agreement, the defaulting Party shall not be discharged from any antecedent obligations or liabilities to the other Party and/or ESTEL under this agreement unless otherwise agreed to by such other Party or ESTEL, as the case may be in writing.

14A.     Duration

14A.1 Consequences if Minimum Shareholding falls below 10%. In case the voting Share holding of HOLDING COMANY or FUSION, as the case may be, falls below 10% of the voting share capital of ESTEL, then such party shall only have the right to appoint Directors on the Board of ESTEL in proportion to its share holding but shall, cease to have any other right or privilege whatsoever under this Agreement including right of nomination of a member to the Executive Committee or affirmative vote right under Clause 5.2 above.

14A.2 Consequences if Minimum Shareholding falls below 7.5%. In case the voting share holding of HOLDING COMANY or FUSION, as the case may be, falls below 7.5% of the voting share capital of ESTEL, then either of them shall have the right to terminate this Agreement by communication in writing to the other Party provided however the obligation under provisions of Clause 5 shall survive such termination. Further in such an event such Party will procure its nominee Directors to tender their resignations from their respective offices as Directors of ESTEL forthwith without any claim for compensation for loss of office or otherwise except for salary (if any) and any other entitlements which may have accrued upto the date of their resignation.

14A.3 Computation of Shareholding. For the purposes of this Clause 14A the Share holding of a party shall be determined in accordance with Clause 9.3(c) above.

14B.     TAG ALONG RIGHTS

14B.1    Tag-Along Sales.

         (a) Subject to Clause 14B.2, in the event that a party hereto directly or indirectly at any time or from time to time, enters into an agreement (whether oral or written) to transfer Shares (the "Existing party") to any Person other than a stockholder of ESTEL (a "Third Party") which when taken together with all prior transfers of Shares exceeds 5% (five percent) of the then outstanding Shares (a "Tag-Along Sale"), then the other remaining party (the "Other Party') shall have the right, but not the obligation, to participate in such Tag-Along Sale.

         (b) Existing Party shall not consummate a Tag-Along Sale unless:

                  (i) it shall have given to the Other Party ("Tag Along Shareholders") an opportunity to exercise the right of first refusal described in Clause 10; and

                  (ii) the terms of such Tag Along-Sale shall include an offer by the prospective purchaser or Existing party to all Tag-Along Shareholders to purchase the Shares held by such Tag- Along Shareholders at the same price, and on the same terms and conditions offered to Existing Party. The Third Party shall offer to purchase from Tag - Along Shareholders the number of Shares owned by such Tag-Along Shareholders equaling the number derived by multiplying the total number of Shares to be purchased by the Third Party by a fraction, the numerator of which is the total number of Shares in the issued and subscribed Equity Capital of ESTEL owned by the Tag-Along Shareholders that such Tag-Along Shareholders desire to require the Third Party to purchase and the denominator of which is the total number of ESTEL Shares then outstanding.

         (c)      Tag-Along  Procedures.

                  (i) At the time the Existing Party proposes to transfer any Shares in a Tag-Along Sale subject to this Section, it shall notify, or cause to be notified, all Tag-Along Shareholders in writing of each such proposed transfer. Such notice shall set forth: (i) the name and address of the Third Party and the number of ESTEL Shares proposed to be transferred,
                           (ii) the proposed amount and form of consideration and terms and conditions of payment offered by the Third Party (the "Third Party Terms") and (iii) that the Third Party has been informed of the tag-along right provided for in this Clause 14B, and has agreed to, purchase Shares in accordance with the terms of this Clause 14B; and

                  (ii) The tag-along right may be exercised by the Tag-Along Shareholders by delivery of a written notice to the Existing Party proposing the Tag-Along Sale (the "Tag-Along Notice") within thirty (30) days following receipt of the notice specified in the preceding clause. The Tag-Along Notice shall state the number of ESTEL Shares that the Tag-Along Shareholders collectively wish to include in such transfer to the Third Party, which number may exceed the total number of shares proposed to be transferred but which may not exceed the total number of shares owned by the Tag-Along Shareholders.

         (d) Subject to Sub-Clause (b) above limiting the number of Shares the Third Party is required to purchase, upon the giving of a Tag-Along Notice, each Tag-Along Shareholder shall be entitled and obligated to sell the number of Shares set forth in the Tag-Along Notice to the Third Party on the Third Party Terms. After expiration of the 30-day period referred to above, if the provisions of this Clause 14B Section have been complied with in all respects, the Existing party shall have the right for a 120 day period to transfer ESTEL Shares to the Third Party on the Third Party Terms without further notice to the Tag-Along Shareholders who have not given a Tag-Along Notice, but after such 120 day period, no such transfer may be made without again giving notice to all Tag-Along Shareholders of the proposed transfer and complying with the requirements of this Clause 14B.1

         (e) At the closing of the Tag-Along Sale to any Third Party (of which the Existing party shall give the Tag-Along Shareholders who have exercised tag-along rights at least ten business days' prior written notice), the Third Party or the Existing Party shall remit to each such Tag-Along Shareholder the consideration (including a certified check for the cash portion of such consideration) subject applicable Indian regulations and grant of requisite approvals if any required from concerned Indian authorities for the sales price of the Shares of such Tag-Along Shareholders sold pursuant hereto, against delivery by such Tag-Along Shareholders of certificates for such shares together with duly executed share transfer deeds and the compliance by such Tag-Along Shareholders with any other conditions to closing generally applicable to the Existing party and/or such sale.

15. The Parties agreed that Mr. Virendra Hajela, the first Chairman of ESTEL and Mr. Raj Hajela, the Managing Director of ESTEL will be included in the Employees Stock Option Plan of FUSION.

16.      INDUCTION OF NEW PARTY

         The Parties recognise the possibility of inviting other Parties to join this Joint Venture. The induction of any Party to the Joint Venture shall always require unanimous written consent by HOLDING COMPANY and FUSION, as long as the aggregate shareholding of HOLDING COMPANY and FUSION is more than 51%.

         The newly inducted Joint Venture partner shall always be bound by the terms and conditions of this Agreement. The new proposed Party(s) (if inducted) would be entitled to nominate its Directors to the Board of ESTEL only in the event its shareholding in ESTEL exceeds 15%.

17.      PUBLICITY

         The Parties shall not issue any information, document or article for publication in any news or communications media or make any public statement in relation to this agreement without the prior written consent of the other Parties unless required to do so by law or to comply with the rules of a recognised stock exchange. Without prejudice to the foregoing any information which is intended to be issued to the media shall be coordinated between the Parties and through prior consultation.

18       AMENDMENT

         No modification, variation or amendment of this agreement shall be of any force unless it is in writing and has been signed by all the Parties.

19.      ENTIRE AGREEMENT

         This agreement comprises the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior representations, negotiations, writings, memorandum and agreements with respect thereto and including without limitation the Memorandum of Understanding between HAJELA and FUSION dated 24th August 1999.

20.      NO ASSIGNMENT / NO PARTNERSHIP

20.1 No Party shall assign or agree to assign this agreement in whole or in part without the prior written consent of all the other Parties.

20.2 No Party shall have the right or authority to bind any other Party or to act as agent of any other Party.

21.      GOVERNING LAW & ARBITRATION

21.1 This agreement shall be governed by and construed in accordance with the laws of England.

21.2 All disputes arising in connection with the present agreement shall be finally settled under the rules of Conciliation & Arbitration of the Singapore Center for International Arbitration by a Sole Arbitrator appointed in accordance with the said Rules.

         The venue of such arbitration shall be Singapore. The language of the arbitration shall be English. The law applicable will be English Law.

22.      FORCE MAJEURE

22.1 No Party shall be liable to any other for failure to perform any obligations hereunder to the extent and for such period as such failure is due to reasons outside that Party's reasonable control including fire, flood or other natural catastrophe, war, riot or civil disturbance or governmental action, order or decree. The Party so affected shall continue to take all actions reasonably within its power to comply as far as possible with its obligations. The affected Party shall promptly notify the other Party after the occurrence of the relevant event and shall use every reasonable effort to minimise the effects of such event.

22.2 Nothing in this agreement shall require any Party to perform any act in violation of any law or government regulation of any country.


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23.      NOTICES

23.1 Any notice, request, consent or other communication to be given by a Party under this agreement shall be in the English language in writing addressed in accordance with the particulars for that Party appearing in the statement of the names of the Party at the beginning of this agreement or to such other address for a Party as may be notified in writing by that Party to the other Party. All important notices should be dispatched by such means where receipt is evidenced.

24.      COUNTERPARTS

         This agreement shall be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

25.      EFFECTIVE DATE

         The effective date of this agreement shall be the date forementioned.

26.      WAIVER

         No waiver by any Party at any time of any breach of any of the terms and conditions of this agreement shall be incorporated as a waiver of any subsequent breach, whether of the same or any other terms and conditions of this Agreement.

27.      SEVERABILITY

         In the event any provision of this Agreement shall be determined to be invalid or unenforceable under applicable law, all other provisions shall continue to be in full force and effect, unless such invalidity or enforceability causes substantial deviation from the underlying intent of the Parties expressed in this Agreement.

28.      EFFECTIVENESS

         This agreement shall be effective subject to the approval of Government of India and its various concerned departments.


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IN WITNESS WHEREOF the authorised  representatives  of the Parties have hereunto duly executed and delivered this agreement the day and year first above written.


Signed                            )        .../s/...............................

for and on behalf of              )        Duly authorised

HOLDING COMPANY                   )        Raj Hajela

Signed                            )        .../s/...............................

for and on behalf of              )        Duly authorised

FUSION                            )        Eric D. Ram













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